Exhibit 99.4

LIQTECH INTERNATIONAL, INC. ANNOUNCES PROPOSED PUBLIC OFFERING OF COMMON STOCK

BALLERUP, DENMARK — July 16, 2014 – LiqTech International, Inc. (NYSE MKT: LIQT) (“LiqTech”), a clean technology company that manufactures and markets highly specialized filtration technologies, today announced that it intends to offer 5,000,000 shares of its common stock in an underwritten public offering, subject to market and other conditions. In addition, LiqTech intends to grant the underwriter a 30-day option to purchase up to 750,000 additional shares of common stock to cover over-allotments, if any.

LiqTech expects to use the net proceeds from this offering to fund a portion of the purchase price for its previously announced acquisition of the operations of Provital Solutions A/S. If the acquisition is not completed, LiqTech intends to use the net proceeds from this offering to pay transaction expenses, and for other general corporate purposes.

Craig-Hallum Capital Group LLC is acting as sole managing underwriter for the offering.

The shares are being offered pursuant to an effective shelf registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission (SEC). The securities may be offered only by means of a prospectus. The prospectus and a preliminary prospectus supplement related to the offering have been filed with the SEC and are available on the SEC’s website located at http://www.sec.gov and may also be obtained from Craig-Hallum Capital Group, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, telephone 612-334-6300, email: jack.mccarthy@craig-hallum.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About LiqTech International, Inc.:

LiqTech International, Inc., a Nevada corporation, is a clean technology company that for more than a decade has developed and provided state-of-the-art technologies for gas and liquid purification using ceramic silicon carbide filters, particularly, highly specialized filters for the control of soot exhaust particles from diesel engines and for liquid filtration. Using nanotechnology, LiqTech develops products using proprietary silicon carbide technology. LiqTech's products are based on unique silicon carbide membranes, which facilitate new applications and improve existing technologies.

Forward-Looking Statements:

This press release contains "forward-looking statements." Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

LiqTech Investor Relations

Wolfe Axelrod Weinberger Associates LLC

Stephen D. Axelrod, CFA, Managing Member

Adam P. Lowensteiner, Senior Account Executive

Phone: 212-370-4500

Email: steve@wolfeaxelrod.com or adam@wolfaxelrod.com